Exhibit 99.1

Marketing & Communications  |  415.973.5930  |  www.pgecorp.com

October 15, 2019

PG&E Corporation Board of Directors Elects John Woolard
and Bill Smith as New Directors

New Additions Bring Significant Safety, Operational and Clean Energy Experience

SAN FRANCISCO — PG&E Corporation (NYSE: PCG) today announced the election of Bill Smith and John Woolard to its Board of Directors and to the Board of Directors of its subsidiary, Pacific Gas and Electric Company, effective October 11, 2019.

Woolard brings extensive experience in developing world-class clean energy projects, a technological background and understanding of software and grid modernization solutions and is well versed in California’s regulatory and policy goals.

Smith brings a comprehensive focus on large-scale integration and modernization of vast infrastructure networks, an ability to identify and leverage new technologies to meet future businesses needs and a track record of delivering on commitments to public and employee safety.

With regard to safety, Woolard has set the tone from the top for safety culture as a chief executive of companies delivering customer-focused, energy software solutions to leading the engineering, procurement and construction of one of the largest clean energy projects in the world. During significant parts of his career, Smith had responsibility for the safety of a field-based workforce numbering in the tens of thousands charged with delivering safe service across large geographic areas. Additionally, Smith has compressive experience in maintaining service during natural disasters like hurricanes and post-disaster infrastructure recovery and restoration.

“PG&E’s primary focus is delivering safe and reliable energy to our customers and helping meet the energy and climate challenges in California. As part of our commitment to expand our diverse and balanced mix of experiences and competencies, we are adding directors who bring new and additional views on key areas like safety, operational excellence and clean energy,” said PG&E Corporation’s independent Chair of the Board, Nora Mead Brownell. “We welcome Bill and John to our Boards and we look forward to serving with them. The Boards are committed to using our combined expertise to better serve PG&E’s customers, help address California’s energy and climate challenges, and help the company move through Chapter 11 as quickly as possible.”

Woolard, age 54, is Chief Executive Officer of Meridian Energy and a Senior Operating Partner at San Francisco-based Activate Capital; he brings more than 20 years of experience as an executive in the energy technology sector. Woolard previously served as the President and Chief Executive Officer of BrightSource Energy, where he led the development, construction and commissioning of the Ivanpah Solar Electric Generating System in California’s Mojave Desert, the world’s largest solar thermal power plant. He also served as Chief Executive Officer of Silicon Energy Corp, in addition to holding leadership roles at Google and Itron Inc. Early in his career, Woolard was an energy analyst at Lawrence Berkeley Laboratory. Currently, he serves on the advisory board of the University of California, Berkeley’s Energy and Climate Initiative, and is a Senior Fellow at the World Resources Institute and a Crown Fellow at the Aspen Institute.

Smith, age 62, is the retired President of AT&T Technology Operations at AT&T Services, Inc. where he spent 37 years with the telecommunications service provider and its predecessor companies. Smith held a number of senior officer positions at AT&T, including President of Network Operations where he oversaw data center and information technology operations, Direct TV field operations, and planning, engineering, construction, provisioning and maintenance for the company’s wireless and wireline networks. He also served as Executive Vice President of Shared Services for AT&T and Chief Technology Officer for Bell South Corp. Smith has served on the boards of several technology companies from 2000 to present. He currently serves on the board of directors of ASOCS Ltd. (a developer of on-premise cloud solutions for industries such as retail, real estate, hospitality, sports and entertainment).

Woolard holds a Bachelor of Arts degree in economics from the University of Virginia, a Master of Environmental Planning degree from the University of Virginia, and a Master of Business Administration degree from the University of California, Berkeley’s Haas School of Business. Smith holds a Bachelor of Science degree in civil engineering from North Carolina State University.

With the additions of Smith and Woolard, PG&E Corporation’s Board expands from 13 to 15, and Pacific Gas and Electric Company’s Board expands from 14 to 16.

About PG&E Corporation

PG&E Corporation is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company (the “Utility”), an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com. In this news release, they are together referred to as “PG&E.”

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